EXHIBIT 10.4

January 2, 2003

H. N. Padget, Jr.

President and CEO

Chattahoochee National Bank

3625 Brookside Parkway, Suite 100

Alpharetta, Georgia 3002-4434

Re: Amendment to Employment Agreement between H. N. Padget, Jr. and CNB Holdings and Chattahoochee National Bank (collectively CNB) dated July 27, 1998 and first amended April 30, 2001.

Dear Mr. Padget:

I have been authorized by the Board of Directors of CNB to amend your existing Employment Agreement as described below:

Exhibit A

Salary

7/03 to 6/04 $155,000

to

1/03 to 6/04 $155,000.

All other terms and conditions of the Employment Agreement shall remain unchanged.

Please signify your acceptance of this change with your signature where indicated below.

Yours truly,

/s/    David R. Hink

Director and Chairman of the Compensation Committee

Accepted this 2nd day of January, 2003	/S/ H. N. PADGET, JR. H. N. Padget, Jr.